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                                  EXHIBIT 12.1
                                  ------------


                Computation of Ratio of Earnings to Fixed Charges

         The following table sets forth the ratio of earnings to fixed charges of the Company for the nine months ended March 31, 2002 and March 31, 2001 and for the five fiscal years ended June 30, 2001 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges). (Dollar amounts in thousands):

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

                                                 For the Nine
                                                 Months Ended
                                                   March 31                  For Fiscal Year Ended June 30,
                                              -----------------     -------------------------------------------------
                                               2002       2001       2001       2000       1999      1998       1997
                                              ------     ------     ------     ------     ------    ------     ------
Net earnings...............................   $ 5,573   $ 6,635     $ 8,085   $ 6,424     $14,088   $11,455   $ 5,940
Income tax expense.........................     4,035     4,424       5,390     3,938       7,763     6,435     3,062
Interest charges...........................    51,467    41,020      56,547    38,122      22,427    13,190     5,175
Amortization of debt issuance costs........     2,722     1,619       2,514     1,734       1,012     1,171       535
Interest portion of rental expense.........       263       257         440       534         232       136        40
                                              -------   -------     -------   -------     -------   -------   -------
Earnings available to cover fixed charges..   $64,060   $53,955     $72,976   $50,752     $45,522   $32,387   $14,752
                                              =======   =======     =======   =======     =======   =======   =======
Fixed charges:.............................
Interest charges...........................    51,467    41,020     $56,547   $38,122     $22,427   $13,190   $ 5,175
Amortization of debt issuance costs........     2,722     1,619       2,514     1,734       1,012     1,171       535
Interest portion of rental expense.........       263       257         440       534         232       136        40
                                              -------   -------     -------   -------     -------   -------   -------
Total fixed charges........................   $54,452   $42,896     $59,501   $40,390     $23,671   $14,497   $ 5,750
                                              =======   =======     =======   =======     =======   =======   =======
Ratio of earnings to fixed charges.........      1.18x     1.26x       1.23x     1.26x       1.92x     2.23x     2.56x
                                              =======   =======     =======   =======     =======   =======   =======


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